Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2016	Quarter Ended March 31, 2015
Diluted earnings per share	$0.54	$0.49
Net Income	$1,480,000	$1,342,000
Return on average common equity	9.48%	9.33%
Return on average assets	0.93%	0.87%

Millersburg, Ohio – April 19, 2016 – CSB Bancorp, Inc. (CSBB) today announced first quarter 2016 net income of $1,480,000 or $.54 per basic and diluted share, as compared to $1,342,000 or $.49 per basic and diluted share for the same period in 2015.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.48% and 0.93%, respectively, compared with 9.33% and 0.87% for the first quarter of 2015.

Eddie Steiner, President and CEO stated, “Economic conditions within our market are relatively stable and increased loan demand has been developing in both consumer and business sectors.”

Revenue, on a fully-taxable equivalent basis, totaled $6.4 million during the quarter, a 4% increase from the prior-year first quarter. Net interest income increased $271 thousand in the first quarter of 2016 compared to the same period in 2015, driven primarily by growth in average loans outstanding of $13 million and a lower cost of funds. As a result, the net interest margin improved by .05% to 3.57% during the first three months of 2016 from 3.52% a year earlier. The historically low interest rate environment and flattening of the yield curve following the Federal Reserve’s December rate hike continue to limit margin expansion.

Noninterest revenue declined by $62 thousand, or 6%, in the first quarter of 2016 compared to 2015. The decline reflects reductions in gains on the sale of securities and mortgage loans and a loss on fixed asset retirement. These reductions were partially offset by increases in interchange fees and trust income.

Noninterest expense amounted to $4 million during the quarter, an increase of $41 thousand or 1% from first quarter 2015. The Company’s first quarter efficiency ratio amounted to 62.2% as compared to 64.1% for the same quarter in the prior year. Salary and employee benefits rose $177 thousand, or 8%, on a quarter over prior year quarter with increases in base salary, medical coverage and employment taxes.

Federal income tax provision totaled $644 thousand in first quarter 2016, compared to $584 thousand for the same quarter in 2015 reflecting a stable effective tax rate of 30% for the comparable quarters.

Average total assets during the quarter amounted to $641 million, an increase of $18 million or 3% above the same quarter of the prior year. Average loan balances of $428 million increased $13 million, or 3%, from the prior year first quarter while average securities balances of $161 million increased $14 million or 10% as compared to first quarter 2015.

Average commercial loan balances for the quarter, including commercial real estate, increased $6 million, or 2%, from prior year levels. Average residential mortgage balances increased $3 million, or 3%, over the prior year’s quarter. Average home equity balances increased $2 million, or 5%, and average consumer credit balances increased $2 million, or 25%, versus the same quarter of the prior year.

Delinquent loan balances as of March 31, 2016 amounted to 0.61% of total loans as compared to 1.08% at March 31, 2015. Nonperforming assets totaled $1.9 million, or 0.44%, of total loans plus other real estate, a decrease from $3.7 million, or 0.88%, of total loans plus other real estate at March 31, 2015. The allowance for loan losses amounted to 1.15% of total loans on March 31, 2016.

Net loan recoveries during first quarter 2016 were $179 thousand (0.17% annualized) compared to first quarter 2015 net loan charge-offs of $81 thousand.

Average deposit balances for first quarter 2016 totaled $512 million, an increase of $15 million, or 3%, from the prior year’s first quarter. Within the deposit category, average noninterest-bearing account balances for the first quarter increased by $8 million, or 6%, above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $15 million, or 7%, from year ago levels, while average time deposit balances decreased $8 million, or 7%, from first quarter 2015. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the first quarter of 2016 increased by $685 thousand, or 1%, above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $62.8 million on March 31, 2016 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.1% on March 31, 2016, as compared to 8.6% on March 31, 2015. The Company declared a first quarter dividend of $0.19 per share producing a yield of 3.1% based on the March 31, 2016 closing price of $24.25.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $637 million as of March 31, 2016. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg, North Canton and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarters
(Unaudited)	2016	2015	2015	2015	2015
(Dollars in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income FTE (a)	$5,373	$5,262	$5,150	$5,255	$5,091
Provision for loan losses	164	—	—	195	194
Other income	992	1,071	1,119	1,180	1,054
Other expenses	3,989	3,930	3,944	3,974	3,948
FTE adjustment (a)	88	89	82	80	77
Net income	1,480	1,607	1,556	1,517	1,342
Diluted earnings per share	0.54	0.59	0.57	0.55	0.49
PERFORMANCE RATIOS
Return on average assets (ROA)	0.93%	0.98%	0.98%	0.97%	0.87%
Return on average common equity (ROE)	9.48%	10.41%	10.27%	10.23%	9.33%
Net interest margin FTE (a)	3.57%	3.39%	3.43%	3.58%	3.52%
Efficiency ratio	62.20%	61.55%	62.42%	61.47%	64.09%
Number of full-time equivalent employees	162	161	161	163	165
MARKET DATA
Book value/common share	$22.90	$22.35	$22.09	$21.53	$21.46
Period-end common share mkt value	24.25	24.50	24.20	25.00	23.00
Market as a % of book	105.90%	109.62%	109.55%	116.12%	107.18%
Price-to-earnings ratio	10.78	11.14	11.31	11.79	10.85
Cash dividends/common share	$0.19	$0.19	$0.19	$0.19	$0.19
Common stock dividend payout ratio	35.19%	32.20%	33.33%	34.54%	38.78%
Average basic common shares	2,741,379	2,739,664	2,739,405	2,739,405	2,739,405
Average diluted common shares	2,741,379	2,741,243	2,742,455	2,742,738	2,741,993
Period end common shares outstanding	2,742,242	2,740,996	2,739,405	2,739,405	2,739,405
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$66,499	$67,154	$66,294	$68,485	$63,006
ASSET QUALITY
Gross charge-offs	$10	$104	$95	$39	$110
Net (recoveries) charge-offs	(179)	(30)	25	32	81
Allowance for loan losses	5,005	4,662	4,632	4,656	4,494
Nonperforming assets (NPAs)	1,915	1,681	2,018	3,117	3,685
Net charge-off (recovery) /average loans ratio	(0.17)%	(0.03)%	0.02%	0.03%	0.08%
Allowance for loan losses/period-end loans	1.15	1.10	1.12	1.12	1.07
NPAs/loans and other real estate	0.44	0.40	0.49	0.75	0.88
Allowance for loan losses/nonperforming loans	261.35	277.35	229.54	149.38	121.96
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.11%	8.69%	8.81%	8.69%	8.63%
Average equity to assets	9.77	9.38	9.50	9.52	9.37
Average equity to loans	14.63	14.99	14.73	14.25	14.07
Average loans to deposits	83.55	77.95	81.21	83.61	83.34
AVERAGE BALANCES
Assets	$640,670	$652,725	$632,539	$625,032	$622,628
Earning assets	604,911	615,725	595,806	588,464	586,464
Loans	427,916	408,524	408,069	417,347	414,761
Deposits	512,192	524,078	502,514	499,157	497,646
Shareholders’ equity	62,625	61,230	60,112	59,473	58,351
ENDING BALANCES
Assets	$637,202	$650,314	$632,381	$622,956	$625,088
Earning assets	602,306	610,251	597,476	584,510	588,174
Loans	433,453	422,871	412,974	415,198	420,861
Deposits	509,980	525,042	505,088	496,404	497,333
Shareholders’ equity	62,796	61,266	60,504	58,966	58,791

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2016	2015
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,527	$14,253
Interest-earning deposits in other banks	14,844	21,260
Federal Funds Sold	—	119

Total cash and cash equivalents	27,371	35,632
Securities
Available-for-sale, at fair-value	122,242	106,575
Held-to-maturity	27,025	34,446
Restricted stock, at cost	4,614	4,614

Total securities	153,881	145,635
Loans held for sale	128	299
Loans	433,453	420,861
Less allowance for loan losses	5,005	4,494

Net loans	428,448	416,367
Goodwill and core deposit intangible	5,202	5,326
Bank owned life insurance	10,152	9,881
Premises and equipment, net	8,032	8,248
Accrued interest receivable and other assets	3,988	3,700

TOTAL ASSETS	$637,202	$625,088

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$145,967	$137,941
Interest-bearing	364,013	359,392

Total deposits	509,980	497,333

Short-term borrowings	48,787	52,133
Other borrowings	13,332	14,788
Accrued interest payable and other liabilities	2,307	2,043

Total liabilities	574,406	566,297

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2015 and 2014	18,629	18,629
Additional paid-in capital	9,815	9,884
Retained earnings	38,989	34,911
Treasury stock at cost - 238,360 shares in 2016 and 241,197 in 2015	(4,784)	(4,871)
Accumulated other comprehensive gain	147	238

Total shareholders’ equity	62,796	58,791

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$637,202	$625,088

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended Mar 31,
(Dollars in thousands, except per share data)	2016	2015
Interest and dividend income:
Loans, including fees	$4,742	$4,573
Taxable securities	737	688
Nontaxable securities	154	130
Other	28	16

Total interest and dividend income	5,661	5,407

Interest expense:
Deposits	259	271
Other	117	122

Total interest expense	376	393

Net interest income	5,285	5,014
Provision for loan losses	164	194

Net interest income after provision for loan losses	5,121	4,820

Noninterest income
Service charges on deposits accounts	278	286
Trust services	226	202
Debit card interchange fees	262	227
Gain on sale of loans	32	70
Gain on sale of securities	—	35
Other	194	234

Total noninterest income	992	1,054

Noninterest expenses
Salaries and employee benefits	2,327	2,150
Occupancy expense	244	267
Equipment expense	174	167
Professional and director fees	174	290
Software expense	187	189
Marketing and public relations	85	77
Debit card expense	104	99
Other expenses	694	709

Total noninterest expenses	3,989	3,948

Income before income tax	2,124	1,926
Federal income tax provision	644	584

Net income	$1,480	$1,342

Net income per share:
Basic	$0.54	$0.49

Diluted	$0.54	$0.49